Exhibit 99.1

NEWS RELEASE	C2011-13
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – July 26, 2011	Page 1

DST SYSTEMS, INC. ANNOUNCES SECOND
QUARTER 2011 FINANCIAL RESULTS

KANSAS CITY, MO (July 26, 2011) – DST Systems, Inc. (NYSE: DST) reported consolidated net income attributable to DST (“DST Earnings”) of $55.2 million ($1.17 per diluted share) for the second quarter 2011 compared to $94.0 million ($2.00 per diluted share) for the second quarter 2010.  DST Earnings for the six months ended June 30, 2011 were $108.6 million ($2.31 per diluted share) compared to $170.9 million ($3.57 per diluted share) for the six months ended June 30, 2010.  Taking into account certain non-GAAP adjustments explained herein, consolidated DST Earnings were $49.4 million ($1.05 per diluted share) for second quarter 2011 compared to $57.6 million ($1.23 per diluted share) for second quarter 2010, and $100.1 million ($2.13 per diluted share) for the six months ended June 30, 2011 compared to $111.4 million ($2.33 per diluted share) for the six months ended June 30, 2010.

The diluted EPS impact of non-GAAP adjustments for second quarter 2011 is summarized as follows:

Reported GAAP diluted EPS	$1.17
Business development expenses (professional fees)	0.01
Net gain on the disposition of securities and other investments	(0.14)
Net loss on repurchase of senior convertible debentures	0.01
Adjusted Non-GAAP diluted EPS	$1.05

Second quarter 2011 financial and operational highlights, taking into account non-GAAP adjustments, were as follows:

•
Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $21.5 million or 5.3% to $424.1 million as compared to second quarter 2010.  Financial Services operating revenues decreased $9.2 million or 3.2% resulting primarily from lower shareowner processing and health claims processing revenues.  Output Solutions operating revenues increased $30.6 million or 26.9% reflecting revenues of Innovative Output Solutions Limited’s (“IOS”) acquisition of dsicmm Group Limited (“dsicmm”) in July 2010 and revenues from DST’s acquisition of Newkirk Products, Inc. (“Newkirk”) in May 2011, partially offset by lower U.S. operating revenues from a second quarter 2010 client loss and lower volumes.

•
Total shareowner accounts serviced at June 30, 2011 decreased by 1.0 million accounts or 0.9% from March 31, 2011 to 111.8 million accounts.  Registered accounts and subaccounts serviced at June 30, 2011 were 95.2 million and 16.6 million, respectively.  Registered accounts

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decreased 2.2 million or 2.3% and subaccounts increased 1.2 million or 7.8% from March 31, 2011.

•
Income from operations decreased $12.2 million or 14.1% as compared to second quarter 2010.  Financial Services income from operations decreased $12.1 million or 15.7% during the quarter to $65.0 million from lower operating revenues.  Output Solutions income from operations increased $600,000 or 7.1% during the quarter to $9.1 million.

•
On April 8, 2011, DST’s Board of Directors paid a cash dividend of $0.35 per share, representing an increase of $0.05 or 16.7% from the prior dividend.  The aggregate amount of the dividend was $16.2 million.

Debt and share-related activity during second quarter 2011 was as follows:

•
On June 30, 2011, DST amended its revolving syndicated bank facility.  The amendment extended the maturity date by two years to July 1, 2015 and lowered the interest rate spreads and facility fees to reflect current market conditions.  In addition, the aggregate commitments under the facility were increased from $600 million to $630 million.

•
On May 19, 2011, the Company renewed its $150 million accounts receivable securitization program.  In connection with the renewal, the maturity date of the program was extended by one year to May 17, 2012 and the interest rate spreads were decreased to reflect current market conditions.

•
During second quarter 2011, the Company repurchased $7.9 million of aggregate principal of the Series C senior convertible debentures for $8.8 million, resulting in a pretax loss of approximately $900,000.  At June 30, 2011, the Company had approximately $88.1 million of Series C debentures outstanding.

•
At June 30, 2011, the Company’s total debt outstanding was $1,164.1 million, an increase of $21.7 million as compared to March 31, 2011, principally from the funding of previously announced acquisitions.

•
The Company had 46.5 million shares of common stock outstanding at June 30, 2011.  During second quarter 2011, the Company repurchased 123,500 shares of DST common stock for approximately $6.1 million or $49.39 per share.  On May 10, 2011, DST’s Board of Directors authorized the repurchase of an additional 2.0 million shares under the existing share repurchase authorization plan, which allows for the repurchase of common stock in open market and private transactions through December 31, 2012.  At June 30, 2011, there were 2.5 million shares remaining under the existing share repurchase authorization plan.

•	Average diluted shares outstanding for second quarter 2011 were 47.2 million shares, an increase of 200,000 shares, or 0.4%, from both first quarter 2011 and second quarter 2010.

•
Total stock options, restricted stock and restricted stock units (“equity units”) outstanding at June 30, 2011 were 4.5 million, of which 3.6 million were stock options, 100,000 were restricted stock and 800,000 were restricted stock units.  Equity units decreased 200,000 units or 4.3% from March 31, 2011 and 1.9 million units or 29.7% from June 30, 2010.  The decrease in equity

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units from March 31, 2011 and June 30, 2010 results from the exercise and expiration of stock options, partially offset by new restricted stock unit grants.

Business development activities

DST has made a number of acquisitions as part of its strategy to increase its product capabilities and expand its presence in the markets it currently serves as well as to adjacent markets.  In particular, DST has expanded its product offerings to the broker/dealer market and has added to its healthcare products.  DST currently expects its 2011 acquisitions, to date, will add approximately $165 million of annualized operating revenue in 2012.

On July 19, 2011, DST entered into a definitive agreement to acquire ALPS Holdings, Inc. (“ALPS”), a provider of a comprehensive suite of asset servicing, asset management, and asset gathering solutions to open-end mutual funds, closed-end funds (“CEFs”), exchange-traded funds (“ETFs”) and alternative investment funds.  DST expects the transaction to close in fourth quarter 2011.  DST expects the addition of ALPS to be accretive to earnings before taking into account anticipated synergies from the transaction.  DST estimates a contribution of $0.06 per share to earnings in 2012 prior to synergy and costs associated with the rationalization.

On June 20, 2011, DST acquired Subserveo Inc. (“Subserveo”), a provider of automated compliance and surveillance solutions to broker/dealers and investment advisors throughout the U.S. and Canada.  Subserveo will be operated as part of DST Brokerage Solutions and included in the Financial Services Segment.

On April 29, 2011, DST acquired the assets of Finix Business Strategies, LLC (“Finix”), a financial services consulting firm with extensive brokerage and technology expertise and Finix Converge, LLC (“Converge”), a technology firm that develops and distributes an enterprise social networking and media platform to enable firms to connect and collaborate with their constituents more effectively online.  Products and solutions offered by Finix and Converge will be distributed through DST Brokerage Solutions, LLC, which is part of the Financial Services Segment.

Finix, Converge and Subserveo are development stage companies.  DST anticipates additional investment in these companies and DST’s retirement and insurance businesses to reach their full potential.  The amount of investment over the next 24 to 30 months is estimated at $50 to $60 million which will substantially be recognized as expense in the income statement.  On a per share basis, this represents $0.70 to $0.85 per share over that period.

On July 1, 2011, DST announced the acquisition of the assets of IntelliSource Healthcare Solutions (“IntelliSource”), whose principal product is CareConnect which provides an automated care management system.  The addition of the IntelliSource suite of solutions broadens DST Health Solutions’ (medical claims processing) product offering for integrated care management.  IntelliSource is a wholly-owned subsidiary of DST Health Solutions and will be included in the Financial Services Segment.

On May 2, 2011, DST extended its capabilities in the retirement and healthcare industries through the acquisition of Newkirk.  Newkirk is an industry leader in the development and deployment of communications, education, and investment information for clients in the retirement planning, managed care, and wealth management industries.  Newkirk will be operated as part of the Output Solutions Segment.

FOR IMMEDIATE RELEASE – July 26, 2011	Page 4

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.  Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Use of EBITDA

DST defines EBITDA as earnings from operations before interest expense, income taxes, depreciation and amortization.  This supplemental non-GAAP liquidity measure is provided in addition to, but not as a substitute for, cash flow from operations.  As a measure of liquidity, the Company believes EBITDA is useful as an indicator of its ability to generate cash flow.  EBITDA, as calculated by the Company, may not be consistent with computation of EBITDA by other companies.  The Company believes a useful measure of Output Solutions’ contribution to DST’s results is to focus on cash flow and DST’s management believes EBITDA is useful for this purpose.  A reconciliation of Output Solutions Segment income from operations to EBITDA is included in a schedule that accompanies this earnings release.  The non-GAAP adjustments to this reconciliation are described in the attached schedule titled “Description of Non-GAAP Adjustments”.
Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

FOR IMMEDIATE RELEASE – July 26, 2011	Page 5

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment excluding out-of-pocket reimbursements for second quarter 2011 decreased $9.2 million or 3.2% to $281.0 million as compared to second quarter 2010, resulting from lower mutual fund shareowner processing, DST HealthCare (composed of Argus Health Systems and DST Health Solutions) and AWD (business process management) revenues.

Lower levels of registered accounts processed during second quarter 2011 contributed to the decline, which was partially offset by increased distribution support services, defined contribution participant revenues and subaccounting revenues.  DST HealthCare operating revenues decreased from lower volumes of claims processing and professional services.  AWD operating revenues decreased primarily from lower software license, maintenance and support revenue.  DST Global Solutions (investment management) operating revenues during second quarter 2011 were essentially unchanged as lower software license, maintenance and support revenues were offset by changes in foreign currency exchange rates, the effect of which increased revenues by approximately $4.0 million.

Financial Services Segment software license fee revenues are derived principally from DST Global Solutions, DST Health Solutions and AWD.  Operating revenues include approximately $9.4 million of software license fee revenues for second quarter 2011, a decrease of $3.0 million or 24.2% over the same period in 2010 reflecting lower investment management and AWD software license fee revenues.  While license fee revenues are not a significant percentage of DST’s operating revenues, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Costs and expenses for second quarter 2011, excluding reimbursable operating costs, increased $5.1 million or 2.6% during second quarter 2011 to $197.7 million.  Cost increases were the result of foreign currency exchange effects which increased costs by approximately $4.3 million, higher deferred compensation costs of $3.0 million (the effect of which is offset in other non-operating income) and start-up costs from DST Insurance Solutions, LLC (“DSTIS”) operations.  These cost increases were partially offset by decreased costs from lower staffing levels.

As previously announced, DST estimates that DSTIS will incur start up and product development costs of approximately $8.0 to $9.0 million, or $0.10 to $0.12 per diluted share, in 2011 and does not anticipate any client revenues until 2012.  DSTIS incurred approximately $2.1 million of costs in second quarter 2011 and $3.1 million for the six months ended June 30, 2011 related to insurance product development.  The level of costs is expected to sequentially increase by quarter over the course of 2011 from higher product development activities.

Depreciation and amortization expense for second quarter 2011 was $18.3 million, a decrease of $2.2 million as compared to second quarter 2010.  The decrease in depreciation and amortization is attributable to lower levels of capital expenditures in recent years.

Financial Services Segment income from operations for second quarter 2011 totaled $65.0 million as compared to $77.1 million in second quarter 2010, a decrease of $12.1 million or 15.7%.  Excluding the impact of the $3.0 million increase in deferred compensation costs described above, income from operations decreased $9.1 million, primarily from lower mutual fund shareowner processing and software license revenues.  Operating margin for second quarter 2011 was 23.1% as compared to 26.6%

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for second quarter 2010.  Excluding the effect of deferred compensation costs in both periods, operating margin would have been 23.3% for second quarter 2011 as compared to 25.7% for second quarter 2010.

Financial Services Segment Account Statistics:

Mutual Fund Shareowner Processing - The following table summarizes changes in registered accounts and subaccounts serviced during the three and six months ended June 30, 2011 (in millions):

	Three months ended June 30, 2011	Six months ended June 30, 2011
Registered Accounts
Beginning balance	97.4	99.4
New client conversions	0.1	0.1
Subaccounting conversions to DST platforms	(0.2)	(0.7)
Subaccounting conversions to non-DST platforms	(2.5)	(5.0)
Conversions to non-DST platforms	(0.3)	(0.3)
Organic growth	0.7	1.7
Ending balance	95.2	95.2

Subaccounts
Beginning balance	15.4	14.3
Conversions from non-DST registered platforms	0.2	0.7
Conversions from DST's registered accounts	0.2	0.7
Conversions to non-DST platforms		(0.6)
Organic growth	0.8	1.5

Ending balance	16.6	16.6
Total accounts	111.8	111.8

Tax-advantaged accounts were 43.2 million at June 30, 2011, a decrease of 1.0 million accounts from March 31, 2011 primarily attributable to the subaccounting of approximately 800,000 registered Section 529 plan accounts.  Tax-advantaged accounts represent 45.4% of total registered accounts serviced at June 30, 2011, essentially unchanged as compared to March 31, 2011.

During second quarter 2011, the Company was advised by two of its existing clients that they intend to convert approximately 700,000 new registered accounts to DST’s platforms by the end of 2011.

As previously announced, the Company was informed by two clients affiliated with the Bank of New York Mellon Corporation, a competitor of DST, that they intend to leave between September 2011 and mid-2012.  These two clients comprise approximately 8.4 million subaccounts and 800,000 registered accounts.  Of these, 3.0 million subaccounts are projected to convert in 2011 and the remainder in 2012.

The actual number of registered accounts and subaccounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company’s estimates.

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Defined Contribution Participants - The following table summarizes changes in defined contribution participants serviced during the three and six months ended June 30, 2011 (in millions):

	Three months ended June 30, 2011	Six months ended June 30, 2011
Defined Contribution Participants
Beginning balance	4.7	4.5
Organic decline	(0.4)	(0.2)
Ending balance	4.3	4.3

Defined contribution (“DC”) participants were 4.3 million at June 30, 2011, a decrease of 400,000 participants or 8.5% from March 31, 2011 and an increase of 500,000 participants or 13.2% from June 30, 2010.  The decline in participants during second quarter 2011 represents the annual removal of prior year terminated participants.  The increase from second quarter 2010 is from conversions of new participants in late 2010.  The Company has previously reported new client commitments that will convert approximately 1.4 million new participants from 2012 through 2013.  New participant conversions of approximately 600,000 are expected to occur in the first half of 2012 with the remainder in 2013.

DST Healthcare - Pharmacy claims paid during second quarter 2011 were 89.8 million, a decrease of 6.0 million claims or 6.3% from the prior year quarter associated with client losses and lower volumes from existing clients.  Covered lives using DST’s medical claim processing platforms were 22.5 million at June 30, 2011, a decrease of 100,000 covered lives or 0.4% from March 31, 2011 and 700,000 covered lives or 3.0% from June 30, 2010.

AWD - Active AWD workstations at June 30, 2011 were 201,800, essentially unchanged from March 31, 2011.

Output Solutions Segment

Output Solutions Segment operating revenues (excluding out-of-pocket reimbursements) for second quarter 2011 were $144.3 million, an increase of $30.6 million or 26.9% compared to second quarter 2010 attributable to higher revenues from the IOS acquisition of dsicmm in July 2010 and the Newkirk acquisition in May 2011, partially offset by lower U.S. revenues from a second quarter 2010 client loss and lower volumes.  Out-of-pocket reimbursements increased $9.8 million or 7.1% in second quarter 2011 to $148.6 million, mostly attributable to the IOS acquisition.

Output’s U.S. operating revenues decreased $400,000 or 0.4% in second quarter 2011 to $96.1 million as lower volumes of items printed were partially offset by revenues from the Newkirk acquisition, higher postal processing service revenues and higher fulfillment service revenues.  U.S. images produced during second quarter 2011 were 1.8 billion, a decrease of 400 million images or 18.2% as compared to second quarter 2010.  The decline in images produced was primarily attributable to the previously mentioned client loss and from lower images from existing clients, partially offset by images from new clients and the inclusion of Newkirk.  U.S. items mailed during second quarter 2011 were 409.2 million, a decrease of 49.6 million or 10.8% as compared to the same period in 2010.  The decrease in items mailed was primarily the result of the client loss mentioned above, partially offset by volumes from new clients.

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The IOS acquisition of dsicmm increased Output’s international revenues and volumes.  International operating revenues increased $31.0 million in second quarter 2011 to $48.2 million.  International images produced during second quarter 2011 were 850.3 million, an increase of 258.5 million images or 43.7% as compared to second quarter 2010.  International items mailed during second quarter 2011 were 235.9 million, an increase of 138.1 million as compared to the same period in 2010.

During second quarter 2011, Output Solutions received three new client commitments representing, when fully transitioned, approximately 58 million of aggregate packages annually, based on current volume levels.  Full conversion activities related to these new clients is expected to be completed in the first half of 2012.

Output Solutions Segment costs and expenses for second quarter 2011 were $272.8 million, an increase of $38.9 million or 16.6% from the same period in 2010.  Excluding reimbursable operating costs of $148.6 million in second quarter 2011 and $138.8 million in second quarter 2010, costs and expenses increased $29.1 million or 30.6% to $124.2 million.  Output’s international costs and expenses (excluding reimbursable operating costs) increased primarily due to the IOS acquisition of dsicmm in July 2010 and from costs associated with integrating the IOS and dsicmm businesses.  Output’s U.S. costs and expenses (excluding reimbursable operating costs) decreased reflecting reductions in staffing levels and lower material costs from lower volumes produced.

Output Solutions Segment depreciation and amortization expense for second quarter 2011 was $11.0 million, an increase of $900,000 or 8.9% reflecting the inclusion of dsicmm and Newkirk, but partially offset by lower levels of capital expenditures in recent years.

Output Solutions Segment recorded income from operations for second quarter 2011 of $9.1 million, an increase of $600,000 or 7.1% as compared to second quarter 2010 from higher U.S. operating income, partially offset by operating losses at IOS.  Operating margin for second quarter 2011 was 6.3% as compared to 7.5% for second quarter 2010.  Output Solutions Segment adjusted EBITDA was $20.1 million, an increase from second quarter 2010 of $1.5 million or 8.1%.

Investments and Other Segment

Investments and Other Segment operating revenues decreased $1.0 million or 6.8% to $13.7 million for second quarter 2011 as compared to second quarter 2010 primarily due to lower rental activities.  Income from operations decreased $700,000 to $2.4 million primarily from lower operating revenues.

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Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
BFDS	$3.1	$4.1	$6.3	$7.7
IFDS	3.8	5.8	9.6	10.5
Other	0.3	(0.1)	(0.3)	(0.1)
	$7.2	$9.8	$15.6	$18.1

DST’s equity in BFDS earnings for second quarter 2011 was $3.1 million, a decrease of $1.0 million as compared to second quarter 2010.  The decrease in BFDS earnings resulted from lower revenues associated with reduced levels of accounts serviced and from the absence of an income tax benefit received in 2010.  Average daily client cash balances invested by BFDS were $1.0 billion during second quarter 2011 compared to $910 million during second quarter 2010 from higher levels of transaction activity.  Average interest rates earned on the balances decreased from 0.20% in second quarter 2010 to 0.09% in second quarter 2011, a level which is not sufficient to cover banking and transaction fees.

DST’s equity in IFDS earnings for second quarter 2011 decreased $2.0 million as compared to second quarter 2010, as lower earnings from both IFDS Ireland and IFDS Canada were partially offset by higher earnings from IFDS U.K.  IFDS Ireland incurred a loss during second quarter 2011 as its insurance processing subsidiary continues to make investments in the business intended to make it profitable in the future.  The decrease in IFDS Canada earnings was from lower revenues associated with a decline in processing volumes and higher processing costs, including costs related to a new client conversion.  Shareowner accounts serviced by IFDS U.K. were 7.6 million at June 30, 2011, an increase of 300,000 accounts from March 31, 2011 and an increase of 600,000 accounts from June 30, 2010.  Shareowner accounts serviced by IFDS Canada were 10.7 million at June 30, 2011, a decrease of 100,000 accounts from both March 31, 2011 and June 30, 2010.

Other income, net

Other income, net during second quarter 2011 increased $3.9 million over second quarter 2010 to $3.9 million.  The increase in other income is attributable to unrealized appreciation on trading securities (the effect of which is offset in costs and expenses in the Financial Services Segment) and higher dividend income, partially offset by lower interest income.  The higher dividend income is attributable to State Street Corporation increasing its dividend to $0.18 per common share in second quarter 2011 from $0.01 per common share in second quarter 2010.

Interest expense

Interest expense was $12.0 million for second quarter 2011, an increase of $300,000 from second quarter 2010.  The increase is attributable to debt assumed in the acquisition of the dsicmm and higher

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weighted average interest rates from the Company’s privately placed senior notes issued in August 2010, partially offset by lower weighted average amounts outstanding.

Income taxes

The Company’s tax rate was 34.0% for second quarter 2011, an increase of 1.9% from second quarter 2010.  Excluding the effect of discrete period items, the Company expects its tax rate to be approximately 34.5% in 2011, but this rate will likely vary on a quarterly basis depending on the timing of estimated 2011 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events. The brand, service or product names or marks referred to in this press release are trademarks or service marks, registered or otherwise, of DST Systems, Inc. or its subsidiaries or affiliates or of vendors to the Company.

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DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating revenues	$424.1	$465.6	$853.6	$875.0
Out-of-pocket reimbursements	158.1	148.3	320.3	305.6

Total revenues	582.2	613.9	1,173.9	1,180.6

Costs and expenses	477.6	436.0	969.9	904.1
Depreciation and amortization	31.3	35.6	61.4	65.9

Income from operations	73.3	142.3	142.6	210.6

Interest expense	(12.0)	(11.7)	(23.7)	(21.6)
Other income, net	14.6	4.0	31.8	58.4
Equity in earnings of unconsolidated affiliates	7.2	9.8	15.6	18.1

Income before income taxes
and non-controlling interest	83.1	144.4	166.3	265.5
Income taxes	28.7	50.4	58.8	94.6

Net income	54.4	94.0	107.5	170.9
Net loss attributable to non-controlling interest	0.8		1.1

Net income attributable to DST Systems, Inc.	$55.2	$94.0	$108.6	$170.9

Average common shares outstanding	46.5	46.7	46.4	47.5
Average diluted shares outstanding	47.2	47.0	47.1	47.8

Basic earnings per share	$1.19	$2.01	$2.34	$3.60
Diluted earnings per share	$1.17	$2.00	$2.31	$3.57

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DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues
Financial Services
Operating	$281.0	$290.2	$565.3	$573.6
OOP reimbursements	10.2	10.9	20.8	23.7
	$291.2	$301.1	$586.1	$597.3
Output Solutions
Operating	$144.3	$176.7	$290.6	$304.1
OOP reimbursements	148.6	138.8	301.1	284.7
	$292.9	$315.5	$591.7	$588.8
Investments and Other
Operating	$13.7	$14.7	$27.8	$29.4
OOP reimbursements	0.8	0.1	1.4	0.2
	$14.5	$14.8	$29.2	$29.6
Eliminations
Operating	$(14.9)	$(16.0)	$(30.1)	$(32.1)
OOP reimbursements	(1.5)	(1.5)	(3.0)	(3.0)
	$(16.4)	$(17.5)	$(33.1)	$(35.1)
Total Revenues
Operating	$424.1	$465.6	$853.6	$875.0
OOP reimbursements	158.1	148.3	320.3	305.6
	$582.2	$613.9	$1,173.9	$1,180.6

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DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010		2011	2010
Income (loss) from operations
Financial Services	$64.0	$74.8		$127.1	$129.8
Output Solutions	8.9	66.4	*	14.4	78.6	*
Investments and Other	2.4	3.1		5.0	6.1
Elimination Adjustments	(2.0)	(2.0)		(3.9)	(3.9)
	$73.3	$142.3		$142.6	$210.6

* The Output Solutions Segment 2010 results include a significant contract termination payment.

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	June 30,	December 31,
Selected Balance Sheet Information	2011	2010

Cash and cash equivalents	$91	$140
Debt	1,164	1,209

	Six Months Ended June 30,
Capital Expenditures, by Segment	2011	2010

Financial Services	$30	$30
Output Solutions	7	7
Investments and Other	3	6

FOR IMMEDIATE RELEASE – July 26, 2011	Page 14

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended June 30, 2011, have been treated as non-GAAP adjustments:

•
Business development expenses (legal, accounting and other professional fees) associated with business acquisitions described in the “business development activities” section above, included in costs and expenses, in the amount of $1.2 million ($1.0 million in Financial Services and $200,000 in Output Solutions).  The income tax benefit associated with these expenses was approximately $500,000.  In connection with the completion of the closing of the ALPS transaction mentioned above, the Company expects to incur additional transaction costs during the remainder of 2011.

•
Other net gain, in the amount of $11.6 million, associated with gains (losses) related to the disposition of securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $4.5 million.  The $11.6 million of net gain on the disposition of securities and other investments for second quarter 2011 was comprised of net realized gains from sales of available-for-sale securities of $10.3 million and net gains on private equity funds and other investments of $1.4 million, partially offset by other than temporary impairments on available-for-sale securities of $100,000.

•
Net loss, in the amount of $900,000, associated with the repurchase of senior convertible debentures, which was included in other income, net.  The income tax benefit associated with this net loss was approximately $300,000.

In addition to the items that occurred in the quarter ended June 30, 2011 as described above, the following items, which occurred during the quarter ended March 31, 2011, have been previously reported as non-GAAP adjustments:

•
Contract termination payment, net of certain costs, resulting from the termination of a Financial Services subaccounting client, in the amount of $2.0 million.  The net contract termination gain was comprised of operating revenues of $3.5 million, partially offset by certain costs of $1.5 million that were included in cost and expenses.  The aggregate income tax expense associated with this net contract termination gain was approximately $800,000.

•
Termination benefit expenses of $5.4 million associated with reductions in workforce in the Financial Services Segment ($1.3 million) and the Output Solutions Segment ($4.1 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $2.1 million.

FOR IMMEDIATE RELEASE – July 26, 2011	Page 15

•
Other net gain, in the amount of $7.8 million, associated with gains (losses) related to the disposition of securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $3.0 million.  The $7.8 million of net gain on the disposition of securities and other investments for first quarter 2011 was comprised of net realized gains from sales of available-for-sale securities of $8.1 million and net losses on private equity funds and other investments of $300,000.

 The following items, which occurred during the quarter ended June 30, 2010, have been treated as non-GAAP adjustments:

•
Contract termination payment, net of termination benefit expenses and asset impairment charges resulting from the termination of an Output Solutions telecommunications client, in the amount of $58.4 million.  The net contract termination gain was comprised of operating revenues of $63.0 million, partially offset by termination benefit expenses of $1.5 million that were included in costs and expenses and asset impairment charges of $3.1 million, which are included in depreciation and amortization expense.  The aggregate income tax expense associated with this net contract termination gain was approximately $22.8 million.

•
Termination benefit expenses of $2.8 million associated with reductions in workforce in the Financial Services Segment ($2.3 million) and the Output Solutions Segment ($500,000), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $1.2 million.

•
Other net gain, in the amount of $3.3 million, associated with gains (losses) related to the disposition of securities and other investments, which were included in other income, net.  The income tax expense associated with this gain was approximately $1.3 million.  The $3.3 million of net gain on the disposition of securities and other investments for second quarter 2010 was comprised of net realized gains from sales of available-for-sale securities of $3.1 million and net gains on private equity funds and other investments of $500,000, partially offset by other than temporary impairments on available-for-sale securities of $300,000.

•
Net gain, in the amount of $700,000, associated with the repurchase and extinguishment of senior convertible debentures.  The income tax expense associated with this net gain was approximately $300,000.

In addition to the items that occurred in the quarter ended June 30, 2010 as described above, the following items, which occurred during the quarter ended March 31, 2010, have been previously reported as non-GAAP adjustments:

•
Termination benefit expenses of $11.8 million associated with reductions in workforce in the Financial Services Segment ($9.1 million) and the Output Solutions Segment ($2.7 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $4.6 million.

•
Other net gain, in the amount of $38.2 million, associated with gains (losses) related to the disposition of securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $14.8 million.  The $38.2 million of net gain on the disposition of securities and other investments for first quarter 2010 was comprised of net realized gains from sales of available-for-sale securities of $37.5 million

FOR IMMEDIATE RELEASE – July 26, 2011	Page 16

and net gains on private equity funds and other investments of $800,000, partially offset by other than temporary impairments on available-for-sale securities of $100,000.

•
Cash dividend from a private equity investment of $8.3 million, which was included in other income, net.  A portion of the dividend was estimated to qualify for the dividends received deduction.  The income tax expense associated with this dividend was approximately $1.0 million.

•
Net loss, in the amount of $600,000, associated with the repurchase of senior convertible debentures, which was included in other income, net.  The income tax benefit associated with this net loss was approximately $200,000.

FOR IMMEDIATE RELEASE – July 26, 2011	Page 17

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended June 30,
(Unaudited - in millions, except per share amounts)

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$73.3	$83.1	$54.4	$55.2	$1.17

Adjusted to remove:

Included in operating income:

Business development expenses - Financial Services	1.0	1.0	0.6	0.6	0.01
Business development expenses - Output Solutions	0.2	0.2	0.1	0.1

Net gain on the disposition of securities and other investments		(11.6)	(7.1)	(7.1)	(0.14)
Net loss on repurchase of convertible debentures		0.9	0.6	0.6	0.01

Adjusted Non-GAAP income	$74.5	$73.6	$48.6	$49.4	$1.05

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$142.3	$144.4	$94.0	$94.0	$2.00

Adjusted to remove:

Included in operating income:

Contract termination payment, net of expenses - Output Solutions	(58.4)	(58.4)	(35.6)	(35.6)	(0.76)
Termination benefit expenses - Financial Services	2.3	2.3	1.3	1.3	0.03
Termination benefit expenses - Output Solutions	0.5	0.5	0.3	0.3	0.01

Included in non-operating income:

Net gain on the disposition of securities and other investments		(3.3)	(2.0)	(2.0)	(0.04)
Net gain on repurchase of convertible debentures		(0.7)	(0.4)	(0.4)	(0.01)

Adjusted Non-GAAP income	$86.7	$84.8	$57.6	$57.6	$1.23

Note:
See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

FOR IMMEDIATE RELEASE – July 26, 2011	Page 18

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Six Months Ended June 30,
(Unaudited - in millions, except per share amounts)

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$142.6	$166.3	$107.5	$108.6	$2.31

Adjusted to remove:

Included in operating income:

Contract termination payment, net - Financial Services	(2.0)	(2.0)	(1.2)	(1.2)	(0.03)
Termination benefit expenses - Financial Services	1.3	1.3	0.8	0.8	0.02
Termination benefit expenses - Output Solutions	4.1	4.1	2.5	2.5	0.05
Business development expenses - Financial Services	1.0	1.0	0.6	0.6	0.01
Business development expenses - Output Solutions	0.2	0.2	0.1	0.1

Included in non-operating income:

Net gain on the disposition of securities and other investments		(19.4)	(11.9)	(11.9)	(0.24)
Net loss on repurchase of convertible debentures		0.9	0.6	0.6	0.01

Adjusted Non-GAAP income	$147.2	$152.4	$99.0	$100.1	$2.13

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$210.6	$265.5	$170.9	$170.9	$3.57

Adjusted to remove:

Included in operating income:

Contract termination payment, net of expenses - Output Solutions	(58.4)	(58.4)	(35.6)	(35.6)	(0.74)
Termination benefit expenses - Financial Services	11.4	11.4	6.9	6.9	0.14
Termination benefit expenses - Output Solutions	3.2	3.2	1.9	1.9	0.04

Included in non-operating income:

Net gain on the disposition of securities and other investments		(41.5)	(25.4)	(25.4)	(0.53)
Dividend from a private equity investment		(8.3)	(7.3)	(7.3)	(0.15)
Net gain on repurchase of convertible debentures		(0.1)

Adjusted Non-GAAP income	$166.8	$171.8	$111.4	$111.4	$2.33

Note:
See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

FOR IMMEDIATE RELEASE – July 26, 2011	Page 19

DST SYSTEMS, INC.
RECONCILATION OF INCOME FROM OPERATIONS TO EBITDA
OUTPUT SOLUTIONS SEGMENT
(Unaudited - in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Reported GAAP income from operations	$8.9	$66.4	$14.4	$78.6

Adjusted to remove:

Depreciation and amortization	11.0	13.2	21.6	23.0

EBITDA, before non-GAAP items	19.9	79.6	36.0	101.6

Adjusted to remove:

Contract termination payment, net of expenses		(61.5)		(61.5)
Termination benefit expenses		0.5	4.1	3.2
Business development expenses	0.2		0.2

Adjusted EBITDA, after non-GAAP items	$20.1	$18.6	$40.3	$43.3

Note:
See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.